AGREEMENT

This Agreement (the “Agreement”) is dated July 14, 2014 and is made by and between INVESTVIEW, INC., a Nevada corporation (the “Company”) and DAVID M. KELLEY, (the “Former Employee”).

WHEREAS, the Company and the Former Employee formerly entered into an a Employment Agreement (the “Employment Agreement”) pursuant to which the Former Employee was hired by the Company as its Chief Operating Officer (the “Services”);

WHEREAS, in consideration for providing the Services, the Former Employee is owed compensation in the amount of $569,589.04 (the “Compensation”);

WHEREAS, the Former Employee is entitled to receive 237,328 restricted stock units in accordance with the Employment Agreement (the “Restricted Shares”);

WHEREAS, the Company and the Former Employee have agreed to settle the Compensation owed to the Former Employee by the Company;

WHEREAS, under the terms of the Agreement, the Company will issue to the Former Employee 569,589 shares of common stock of the Company (the “Compensation Shares” and together with the Restricted Shares, the “Shares”) valued at $1.00 per share in consideration for providing the Services as well as the Restricted Shares;

WHEREAS, the Company has asked the Former Employee to assist in providing certain transition services (the "Additional Services") to the Company for a term of three (3) months, beginning on July 15, 2014 and ending on October 15, 2014 (the "Term") in consideration of 15,000 shares of common stock of the Company (the "Additional Shares");

WHEREAS, the Former Employee has agreed to provide the Additional Services as provided herein;

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and between the Company and Former Employee as follows:

1.                  The Employment Agreement is cancelled and the Parties are not bound by any provision contained therein; provided, however, that Section 12 of the Employment Agreement shall survive the termination of the Employment Agreement. The resignation of the Former Employee shall be effective as of June 16 , 2014.

2.                  In consideration for providing the Services, the Company hereby agrees to issue Former Employee the Shares upon the execution of this Agreement.

3.                  Former Employee shall continue to be indemnified to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company and its subsidiaries and/or affiliates (the “Company Group”) in accordance with their terms as in effect from time to time. The Company agrees that for purposes of this paragraph 3 it (or any member of the Company Group, as the case may be) shall interpret and/or apply any provision of applicable law or any corporate governance document relating to indemnification (including advancement of expenses, if any) with respect to the Former Employee in a manner consistent with how such provisions are interpreted and applied by the Company Group to then active senior officers of the Company Group. The Former Employee shall continue to be covered for actions while Former Employee served as an executive officer of the Company under the directors’ and officers’ liability insurance policies of the Company Group in effect from time to time to the same extent he would have been covered if he were employed when a claim is made.

4.                  In consideration for the Additional Shares, the Former Employee shall serve as a consultant to the Company during the Term. The Additional Services shall consist of such transition services as may be reasonably requested from time to time by the Chief Executive Officer of the Company. The Additional Services to be provided shall not exceed [20] hours (including travel time) per month. The Additional Services shall be provided at such time and place and in such manner as may be reasonably requested from time to time by the Company, taking into consideration the Former Employee’s other business and personal commitments, subject to the Former Employee’s consent. The Former Employee shall not be treated as an employee of any member of the Company Group at any time after the Separation Date including, without limitation, during the Term, for any purposes. The Company shall reimburse the Former Employee for reasonable out-of-pocket expenses incurred in connection with the Former Employee’s performance of the Additional Services. The Former Employee’s services hereunder shall be performed in the capacity of an “independent contractor.”

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5.                  (a) In consideration for the issuance of the Shares by the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Former Employee, on its own behalf and on behalf of any entities which are controlled by the Former Employee, does hereby release and discharge Company and its respective officers, directors, affiliates, agents, counsel and employees and its respective heirs, executors, administrators, successors and assigns (the “Releasees”) from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever (the “Claims”) relating to the Compensation and any other salary, benefits or compensation owed to the Former Employee by the Company, in law, admiralty or equity which against them or any of them Former Employee, the entities controlled by the Former Employee and its affiliates, executors, administrators, successors and assigns ever had, now have or may in the future can, shall or may have against the Company any affiliate of them, for, upon or by reason or any matter, cause or thing whatsoever from the beginning of the world to the date of this release. Notwithstanding the foregoing, the Former Employee is not releasing the Releasees from any Claims (i) for indemnification, exculpation or comparable limitations on liability arising from his capacity as an employee of the Company or (ii) arising out of any breach after the Separation Date of this Agreement or any other agreement to which Former Employee and the Company are a party.

(b) The Company releases, waives, discharges and gives up any and all rights which it may have against the Former Employee, arising out of (i) the Former Employee employment with the Company Group or the termination thereof or (ii) any other matter, cause or thing whatsoever from the first date of the Executive’s employment to the Separation Date. However, the parties acknowledge that such release, waiver, discharge or giving up of rights under this section shall not apply to any circumstance resulting from Former Employee engaging in criminal activity, willful malfeasance or gross negligence.

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6.                  In consideration for providing the Additional Services, the Company hereby agrees to issue Former Employee the Additional Shares upon the execution of this Agreement.

7.                  Former Employee warrants and represents that no other person or entity has any interest in the matters released herein, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

8.                  Former Employee warrants and represents that it will not use or disclose to third parties any of the Company's confidential, proprietary or trade secret information relating to the Company's respective business, products, technologies and processes.

9.                  Former Employee agrees that for the period commencing on the Separation Date and ending on the first anniversary of the Separation Date, Former Employee shall not engage, without the prior consent of Company in any of the following activities: (a) soliciting or taking away any employee, customer, , or attempting to so solicit or take away; or (b) interfering with any contractual or other relationship between Company and any employee, customer, investor that has invested in excess of $50,000 or Inspire Media. In addition, for the period commencing on the Separation Date and ending on the second anniversary of the Separation Date, neither party (including any affiliate of either party) shall make or cause to be made any negative statement of any kind concerning the other party or its affiliates, or their directors, officers or agents or employees. Nothing in this Agreement is intended or shall be interpreted to: (i) restrict or otherwise interfere with Former Employee’s obligation to testify truthfully in any forum; or (ii) restrict or otherwise interfere with Former Employee’s right and/or obligation to contact, cooperate with or provide information to any government or administrative agency or commission.

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10.              The Former Employee agrees that he shall not transfer, offer, pledge, sell, contract to sell, grant any options for the sale of or otherwise dispose of, directly or indirectly for twelve (12) months following the Separation Date, one hundred percent (100%) of the Compensation Shares or the Additional Shares (the “Lockup Securities”). If requested by the Company’s underwriter, the Former Employee will reaffirm the agreement set forth in this Section in a separate writing in a form reasonably satisfactory to such underwriter. The Company may impose stop-transfer instructions with respect to the Lockup Securities. Notwithstanding the foregoing, the restrictions set forth in this Section, shall not apply to (A) transfers (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (B) with the prior written consent of the Board of Directors of the Company. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

11.              The Company will reimburse the Former Employee for all reasonable legal fees and expenses incurred by the Former Employee in connection with the negotiation and drafting of this Agreement

12.              To the extent applicable, this Agreement and the payments hereunder will be construed to comply, and administered in compliance, with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department (“Section 409A”). If any provision of this Agreement contravenes Section 409A, the Company and the Former Employee shall mutually agree to reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code.

13.              Each party acknowledges and represents that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

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14.              This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and, except as otherwise provided herein, supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

15.              This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

16.              Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

17.              This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

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INVESTVIEW, INC.

By: /s/Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: CEO

/s/David M. Kelley

David M. Kelley

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June 16, 2014

Investview, Inc.

54 Broad Street

Red Bank, NJ 07701

Re:    Notice of Termination

Dear Joe:

As you know, I entered into an Employment Agreement (the “Employment Agreement”) with Investview, Inc. (“Investview”) as of August 17, 2012 that provides certain benefits upon termination for good reason (as defined therein).

Pursuant to Section 8(e) of my Employment Agreement, I hereby provide you Notice of Termination of my employment as Chief Operating Officer of Investview (and as an officer and/or Executive of all Investview subsidiaries’ or affiliates) for “Good Reason” as described in Section 8(d) of my Employment Agreement. I have not received any compensation as provided for in my Employment Agreement. Such facts shall serve as the basis of my termination under Section 8(d) of my Employment Agreement. Pursuant to Section 8(e) of my Employment Agreement, my last date of employment will be July 11, 2014 (the “Termination Date”).

I understand, and Investview acknowledges, that Investview will pay and/or provide the amounts due to me as provided for in my Employment Agreement.

If you have any questions regarding this matter, please contact me.

Sincerely,	Accepted and Agreed to:

/s/ David M. Kelley	By:
David M. Kelley		Dr. Joseph J. Louro
152 Ocean Avenue		Chairman and Chief Executive Officer
Monmouth Beach, NJ 07750		Investview, Inc.
54 Broad Street
Red Bank, NJ 07701

Enclosure (via email)
cc:	Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Telephone: (516) 833-5034
Facsimile: (516) 977-1209